Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CD&R LANDSCAPES PARENT, INC.

CD&R LANDSCAPES PARENT, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is CD&R Landscapes Parent, Inc. (the “Corporation”).

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on October 22nd, 2013.

3. The Corporation’s Certificate of Incorporation is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Amended and Restated Certificate of Incorporation).

4. The amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Certificate on the 16th day of December, 2013.

CD&R LANDSCAPES PARENT, INC.

By:	/s/ Robert Volpe
	Name:	Robert Volpe
	Title:	Vice President and Treasurer

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CD&R LANDSCAPES PARENT, INC.

FIRST: The name of the Corporation is CD&R Landscapes Parent, Inc.

SECOND: The Corporation’s registered office in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business of the Corporation and its purpose is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”) and, in general, to possess and exercise all the powers and privileges granted by the DGCL or by any other law of the State of Delaware or by the Certificate of Incorporation, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Corporation.

FOURTH: The total number of shares of all classes of capital stock that the Corporation has authority to issue is Eight Million Five Hundred Thousand (8,500,000) shares, of which Eight Million (8,000,000) shares shall be Common Stock, par value $0.01 per share (the “Common Stock”), and Five Hundred Thousand (500,000) shares shall be Preferred Stock, par value $1.00 per share (the “Preferred Stock”).

FIFTH: Except as otherwise provided herein, all shares of Common Stock will be identical and will entitle the holders thereof to the same rights and privileges. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. Except as may be provided in this Certificate of Incorporation or in any Preferred Stock Certificate of Designations (as hereinafter defined), the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes, and holders of shares of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. Subject to the rights of holders of shares of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.

SIXTH: The Preferred Stock may be issued at any time and from time to time in one or more series. The Board of Directors is hereby authorized to provide by resolution or resolutions from time to time for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate of designations (each, a “Preferred Stock

Certificate of Designations”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of shares of each such series and the qualifications, limitations and restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

(a) the designation of the series, which may be by distinguishing number, letter or title;

(b) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the applicable Preferred Stock Certificate of Designation) increase or decrease (but not below the number of shares thereof then outstanding);

(c) whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(d) the conditions upon which and dates as of which dividends, if any, shall be payable, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of stock;

(e) the redemption rights and price or prices, if any, for shares of the series;

(f) the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(g) the amounts payable on and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

(h) whether the shares of the series shall be convertible or exchangeable into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

(i) restrictions on the issuance of shares of the same series or of any other class or series; and

(j) the voting rights, if any, of the holders of shares of the series.

SEVENTH: The following provisions are inserted for the management of the business, for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) Subject to the rights (if any) of holders of shares of any series of Preferred Stock to elect additional directors under specified circumstances pursuant to any Preferred Stock Certificate of Designations, the number of directors of the Corporation shall be fixed, and may be altered from time to time, in the manner provided in the Bylaws of the Corporation (as amended from time to time, the “Bylaws”), and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of directors may be filled, and directors may be removed, as provided in the Bylaws.

(b) The election of directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by written ballot.

(c) Except as at the time otherwise provided by applicable law, this Certificate of Incorporation, any Preferred Stock Certificate of Designations or the Bylaws, all corporate powers and authority of the Corporation shall be vested in and exercised by the Board of Directors.

EIGHTH: Subject to the power of the stockholders of the Corporation under the DGCL, the Board of Directors shall have the power to adopt, amend, alter or repeal the Bylaws, except as otherwise provided in this Certificate of Incorporation, any Preferred Stock Certificate of Designations or the Bylaws.

NINTH: To the fullest extent permitted by the DGCL, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a director, provided that nothing contained in this Article NINTH shall eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (c) under Section 174 of the DGCL (or any successor provision), or (d) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to authorize, with or without the approval of a corporation’s stockholders, further reductions in the liability of such corporation’s directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of this Article NINTH, or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article NINTH, shall only be prospective and shall not adversely affect the rights of any director of the Corporation under this Article NINTH in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

TENTH: The Corporation shall indemnify to the fullest extent permitted by Section 145 of the DGCL each person who is or was a director of the Corporation and the heirs, executors and administrators of such directors; and the Corporation may, in its sole discretion, indemnify such other persons that such Section grants the Corporation the power to indemnify.

Given that certain jointly indemnifiable claims may arise due to the service of the indemnitee as a director of the Corporation at the request of any of the Indemnitee-related entities, the Corporation acknowledges and agrees that the Corporation shall be fully and primarily responsible for the payment to the indemnitee in respect of indemnification or advancement of expenses in connection with any such jointly indemnifiable claim, pursuant to and in accordance with the terms of this Article TENTH of this Amended and Restated Certificate of Incorporation, irrespective of any right of recovery the indemnitee may have from the Indemnitee-related entities. Under no circumstance shall the Corporation be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the indemnitee may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the indemnitee or the obligations of the Corporation hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the indemnitee in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee against the Corporation, and the indemnitee shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. Each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Article TENTH of this Amended and Restated Certificate of Incorporation, entitled to enforce this paragraph.

For purposes of this Article TENTH, the following terms shall have the following meanings:

(i) The term “Indemnitee-related entities” means Clayton, Dubilier & Rice Fund VIII, L.P., CD&R Friends & Family Fund VIII, L.P., CD&R Advisor Fund VIII Co-Investor, L.P., Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice, LLC, Deere & Company, and their respective affiliates (but shall not include CD&R Landscapes Parent, Inc. and its subsidiaries).

(ii) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which the indemnitee shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Corporation pursuant to the DGCL, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Corporation or the Indemnitee-related entities, as applicable.

Any repeal or modification of any of the foregoing provisions of this Article TENTH, by amendment of this Article TENTH or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such repeal or modification.

ELEVENTH: Subject to the last sentence of Article NINTH and the last sentence of Article TENTH, the Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law, and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article ELEVENTH.